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                       August 25, 2020

       Fredrick Eliasson
       Executive Vice President and Chief Financial Officer
       Change Healthcare, Inc.
       3055 Lebanon Pike
       Suite 1000
       Nashville, TN 37214

                                                        Re: Change Healthcare,
Inc.
                                                            Form 10-K for the
fiscal year ended March 31, 2020
                                                            Filed June 4, 2020
                                                            File No. 001-38961

       Dear Mr. Eliasson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology